--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: APRIL 22, 2002
                (DATE OF EARLIEST EVENT REPORTED: APRIL 8, 2002)

                         COMMISSION FILE NUMBER 1-11680

                             ---------------------

                         EL PASO ENERGY PARTNERS, L.P.
             (Exact name of Registrant as Specified in its Charter)

                   DELAWARE                                      76-0396023
         (State or Other Jurisdiction                         (I.R.S. Employer
      of Incorporation or Organization)                     Identification No.)

               EL PASO BUILDING                                    77002
            1001 LOUISIANA STREET                                (Zip Code)
                HOUSTON, TEXAS
   (Address of Principal Executive Offices)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (713) 420-2600

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     In April 2002, EPN Holding Company, L.P., our wholly-owned subsidiary, acquired from El Paso Corporation midstream assets located in New Mexico and Texas. El Paso Corporation is the indirect parent of our general partner. The acquired assets, which we refer to as the EPN Holding assets, include:

     - the EPGT Texas intrastate pipeline system;

     - the Waha gathering and treating system;

     - the Carlsbad gathering system;

     - an approximate 42.3 percent non-operating interest in the Indian Basin processing and treating facility;

     - a 50 percent undivided interest in the Channel pipeline system;

     - the TPC Offshore pipeline system; and

     - a leased interest in the Wilson natural gas storage facility.

     The $750 million sales price was adjusted for the assumption of $15 million of working capital related to natural gas imbalances. The net consideration of $735 million for the EPN Holding assets was comprised of the following:

     - $420 million of cash;

     - $119 million of assumed short-term indebtedness payable to El Paso Corporation, which has been repaid;

     - $6 million in common units; and

     - $190 million in exchanged assets, comprised of our Prince tension leg platform (TLP) and our Prince overriding royalty interest.

     To finance substantially all of the cash consideration related to this acquisition, EPN Holding entered into an acquisition credit agreement with a syndicate of commercial banks. EPN Holding's obligations under the credit agreement are guaranteed by substantially all of its subsidiaries and EPN Holding Company I, L.P. and EPN GP Holding, L.L.C., our two subsidiaries that own the equity interests in EPN Holding. Those obligations are collateralized by the equity interest in, and substantially all of the assets of, EPN Holding and its subsidiaries. In addition, the credit agreement limits EPN Holding's ability to pay distributions to us.

     We consummated this acquisition transaction only after completing a thorough evaluation, including using some evaluation procedures that we specifically implemented to analyze transactions with related parties. Our Special Conflicts Committee, which is comprised solely of independent directors, evaluated the transaction. Among other things, it engaged and consulted with independent legal and financial advisors. After determining that the transaction was fair and in our best interest, the members of the Special Conflicts Committee unanimously approved the transaction and recommended that the full board of directors of our general partner approve the transaction. The members of the full board of directors reviewed the transaction, determined it was fair and in our best interest and unanimously approved it.

     The EPN Holding assets acquired are more fully described below:

NATURAL GAS PIPELINES

     The following table and discussions describe our natural gas pipelines acquired as a result of the EPN Holding asset acquisition.

                                                               WAHA                             TPC
                                                   EPGT      GATHERING   CARLSBAD   CHANNEL   OFFSHORE
                                                 ---------   ---------   --------   -------   --------
Unregulated (U)/Regulated (R)..................          R(3)      U          U           R(3)     R(3)
In-service date................................  1997-2000     1996        1996        1996      1997
Approximate capacity(1)........................      3,725      280         185         500       750
Aggregate miles of pipeline....................      8,462      501         842         743       197
Average throughput for the years ended:(2)
  December 31, 2001............................      2,721      187         154         450       344
  December 31, 2000............................      2,996      189         126         548       457
  December 31, 1999............................      2,742      179         121         556       500

---------------

(1) All capacity measures are on a million cubic feet per day (MMcf/d) basis, and with respect to EPGT, Carlsbad, Channel and TPC Offshore, net to our interests.

(2) All average throughput measures are on a thousand dekatherms per day (MDth/d) basis. For the pipelines described above, one MDth is substantially equivalent to one MMcf.

(3) EPGT and Channel are regulated by the Railroad Commission of Texas and, along with TPC Offshore, also provide Federal Energy Regulation Commission
    (FERC) Section 311 services.

     EPGT Texas Intrastate. The EPGT Texas intrastate system natural gas is the largest intrastate pipeline system based on miles of pipe. It is also the only intrastate pipeline in Texas that offers transportation and storage services fully unbundled from merchant services. The system consists of 8,462 miles of main lines, laterals and gathering lines with an operating capacity of 3,725 MMcf/d. The EPGT Texas intrastate system includes some small pipelines in which we own undivided interests.

     Waha Gathering System and Treating Plant. The Waha gathering system is located in the Permian Basin region of Texas and New Mexico, and consists of 501 miles of predominantly 8-inch to 20-inch pipelines. The treating plant, located in Texas, has a capacity of 280 MMcf/d. The average utilization rates for the Waha treating plant for the calendar years 2001, 2000 and 1999 were 61%, 61% and 58%.

     Carlsbad Gathering System. The Carlsbad gathering system is located in the Permian Basin region of New Mexico and consists of approximately 842 miles of predominantly 4-inch to 12-inch pipelines.

     Channel Pipeline System. We have a 50% undivided interest in the Channel pipeline system, an intrastate natural gas transmission system located along the Gulf Coast of Texas consisting of 743 miles of predominantly 30-inch pipelines.

     TPC Offshore. TPC Offshore is a rich gas gathering system located offshore of Matagorda Bay, Texas consisting of 197 miles of predominantly 8-inch to 20-inch pipelines. The TPC Offshore system includes some smaller pipelines in which we own undivided interests.

NATURAL GAS PROCESSING FACILITY

     We have an approximate 42.3 percent non-operating interest in the Indian Basin processing plant and treating facility. The plant is capable of processing up to 240 MMcf/d with overflow volumes of up to 60 MMcf/d. The utilization rates for the Indian Basin processing and treating facility for 2001, 2000 and 1999 were 93%, 82% and 77%.

NATURAL GAS STORAGE

     As a result of our acquisition of the EPN Holding assets, we have the exclusive right to use the Wilson natural gas storage facility, located in Wharton County, Texas, under an operating lease that expires in January 2008. The facility has a current working gas capacity of approximately 7 Bcf.

ITEM 5.  OTHER EVENTS

  Risk Factor

     This disclosure is to include the effect of EPN Holding's credit agreement into our current risk factors discussion.

       EPN HOLDING'S ABILITY TO PAY DISTRIBUTIONS TO US IS LIMITED.

     EPN Holding's credit agreement prohibits EPN Holding from distributing cash to us before June 30, 2002. After June 30, 2002, (1) if no default or event of default under the credit agreement has occurred and is continuing or would result from the distribution and (2) the ratio of EPN Holding's consolidated total indebtedness (as defined in the credit agreement) to its consolidated EBITDA (as defined in the credit agreement) for the immediately previous calendar quarter is no more than 4:1, then EPN Holding may distribute cash to us in any calendar year in an amount up to 75 percent of its consolidated EBITDA for the previous calendar quarter.

  Amendment of Management Agreement

     In connection with the EPN Holding acquisition, our general partner amended, restated and replaced its management agreement with DeepTech International, Inc., a wholly owned subsidiary of El Paso Corporation, to, among other things:

     - change the name of the existing management agreement to "General and Administrative Services Agreement" to more accurately reflect the nature of the arrangement;

     - extend the initial term of the agreement through December 31, 2005;

     - increase the fees paid by us, to reflect the increased general and administrative costs to be incurred following the EPN Holding acquisition, to an aggregate of $1,608,333 per month; and

     - add El Paso Field Services, L.P. as a party.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial statements of the businesses acquired.

     The audited financial statements of EPGT Texas Pipeline, L.P., El Paso Gas Storage Company, El Paso Hub Services Company and the El Paso Field Services gathering and processing businesses for the years ended December 31, 2001, 2000 and 1999 are included below. These financial statements include all the assets acquired for all periods presented except as more fully described in Note 1 to these financial statements, the financial statements for the years ended December 31, 2000 and 1999, do not include the operations of EPGT Texas Pipeline, L.P., El Paso Gas Storage Company and El Paso Hub Services Company which entities were not owned by El Paso Corporation during those periods.

     The audited financial statements of EPGT Texas Pipeline, L.P., El Paso Gas Storage Company and El Paso Hub Services L.L.C. for the years ended December 31, 2000 and 1999 are also included below.

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

                         COMBINED FINANCIAL STATEMENTS
                     WITH REPORT OF INDEPENDENT ACCOUNTANTS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                     ASSETS

Current assets
  Cash and cash equivalents.................................  $     --   $     27
  Accounts receivable
     Trade, net of allowance of $4,412 in 2001 and $450 in
      2000..................................................    47,936     34,190
     Affiliates.............................................    11,424     10,705
  Natural gas imbalance receivable..........................    10,309     10,076
  Inventories...............................................    13,001     35,844
  Other current assets......................................     1,729      5,029
                                                              --------   --------
          Total current assets..............................    84,399     95,871
Property, plant and equipment, net..........................   776,153    784,618
Deferred tax asset..........................................     1,108      3,252
Other noncurrent assets.....................................        --         41
                                                              --------   --------
          Total assets......................................  $861,660   $883,782
                                                              ========   ========

                     LIABILITIES AND OWNERS' NET INVESTMENT

Current liabilities
  Accounts payable
     Trade..................................................  $ 10,543   $ 17,015
     Affiliates.............................................     4,016      7,273
  Natural gas imbalance payable.............................    15,950     41,854
  Other current liabilities.................................     2,107        431
                                                              --------   --------
          Total current liabilities.........................    32,616     66,573
  Deferred tax liability....................................        --     33,716
  Environmental liabilities.................................    23,793     23,793
  Legal liabilities.........................................    40,000     40,000
  Building lease liability..................................     6,472      7,588
  Other noncurrent liabilities..............................     5,826      1,233
                                                              --------   --------
          Total liabilities.................................   108,707    172,903

Commitments and contingencies
Minority interest...........................................       199        122
Owners' net investment......................................   752,754    710,757
                                                              --------   --------
          Total liabilities and owners' net investment......  $861,660   $883,782
                                                              ========   ========

                            See accompanying notes.

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                2001       2000      1999
                                                              --------   --------   -------
Operating revenues
  Gathering and transportation services.....................  $268,064   $123,998   $88,297
  Processing services.......................................    33,386     19,227        --
  Other revenue.............................................    43,239     19,425       137
                                                              --------   --------   -------
                                                               344,689    162,650    88,434
Operating expenses
  Cost of natural gas.......................................   188,582     99,190    44,028
  Operations and maintenance................................    59,417     20,389    17,856
  Depreciation and amortization.............................    32,305     15,078    12,962
  Taxes other than income...................................     7,198      2,491     2,581
                                                              --------   --------   -------
                                                               287,502    137,148    77,427
Operating income............................................    57,187     25,502    11,007

Other expense (income)......................................     5,026        475       (35)
                                                              --------   --------   -------
Earnings before income taxes................................    52,161     25,027    11,042
Income tax (benefit) expense................................       (24)     1,367     2,445
                                                              --------   --------   -------
Net income..................................................  $ 52,185   $ 23,660   $ 8,597
                                                              ========   ========   =======

                            See accompanying notes.

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

                        COMBINED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                2001        2000       1999
                                                              ---------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $  52,185   $ 23,660   $  8,597
Adjustments to reconcile net income to cash provided by
  operating activities
  Depreciation and amortization.............................     32,305     15,078     12,962
  Loss (gain) on disposition of assets......................        186        466        (41)
  Deferred income tax (benefit) expense.....................         --     (5,394)     4,626
  Increase (decrease) in minority interest..................         77         (4)       (17)
  Working capital changes:
     (Increase) decrease in accounts receivable.............    (26,810)    (5,666)   (10,518)
     Increase in natural gas imbalance receivable...........       (233)    (7,787)    (2,289)
     Decrease in inventories................................     22,843         --         --
     (Decrease) increase in accounts payable................     (8,053)     6,289      3,424
     (Decrease) increase in natural gas imbalance payable...    (25,904)     4,170      1,241
     Decrease in other current assets.......................      2,836        907      2,305
  Non-working capital changes:
     Decrease in noncurrent assets and liabilities..........    (15,280)    16,470     (1,433)
                                                              ---------   --------   --------
          Net cash provided by operating activities.........     34,152     48,189     18,857
                                                              ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................    (23,991)   (15,021)   (34,848)
Proceeds from the sale of property, plant and equipment.....         --         --         52
                                                              ---------   --------   --------
          Net cash used in investing activities.............    (23,991)   (15,021)   (34,796)
                                                              ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash (distributions to) contributions from owners.......    (10,188)   (33,141)    15,939
                                                              ---------   --------   --------
          Net cash provided by (used in) financing
            activities......................................    (10,188)   (33,141)    15,939
                                                              ---------   --------   --------
Increase (decrease) in cash and cash equivalents............        (27)        27         --
Cash and cash equivalents
  Beginning of period.......................................         27         --         --
                                                              ---------   --------   --------
  End of period.............................................  $      --   $     27   $     --
                                                              =========   ========   ========
SCHEDULE OF NONCASH ACTIVITIES:
  Noncash capital contribution of EPGT Texas................  $      --   $391,110   $     --
                                                              =========   ========   ========
  Noncash capital contribution of Indian Basin..............  $      --   $ 55,000   $     --
                                                              =========   ========   ========
  Noncash capital contribution of the TGP laterals..........  $      --   $  3,461   $     --
                                                              =========   ========   ========

                            See accompanying notes.

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

                 COMBINED STATEMENTS OF OWNERS' NET INVESTMENT
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001        2000       1999
                                                              ---------   --------   --------
Balance, at beginning of period.............................  $ 710,757   $270,667   $246,131
Contribution of EPGT Texas..................................         --    391,110         --
Contribution of Indian Basin................................         --     55,000         --
Contribution of the TGP laterals............................         --      3,461         --
Net income..................................................     52,185     23,660      8,597
Net cash (distributions to) contributions from owners.......    (10,188)   (33,141)    15,939
                                                              ---------   --------   --------
Balance, at end of period...................................  $ 752,754   $710,757   $270,667
                                                              =========   ========   ========

                            See accompanying notes.

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF BUSINESS

  ORGANIZATION

     EPGT Texas Pipeline, L.P. (formerly PG&E Texas Pipeline, L.P.), El Paso Gas Storage Company (formerly PG&E Texas Gas Storage Company), and El Paso Hub Services Company (formerly PG&E Texas Hub Services Company) (collectively EPGT Texas) were acquired by El Paso Field Services L.P., an indirect subsidiary of El Paso Corporation, from PG&E Gas Transmission Company on December 22, 2000, and became wholly owned subsidiaries of El Paso Field Services. Prior to December 22, 2000, these companies were wholly owned subsidiaries of PG&E Gas Transmission Company, which was an indirect subsidiary of PG&E Corporation. EPGT Texas owns and operates approximately 8,500 miles of natural gas pipelines and gathering systems with capacity of approximately 3.2 billion cubic feet per day (Bcf/d), primarily serving the Texas intrastate market. EPGT Texas' natural gas pipeline operations include gathering, transportation and storage of natural gas. EPGT Texas also transports natural gas for, among others, producers, gas distribution companies, electric utilities, other pipelines, marketers, electric power generators and end users. EPGT Texas also has a lease for the Wilson natural gas storage facility.

     El Paso Field Services also owned, directly and through wholly-owned subsidiaries, gathering and processing businesses, which include the following assets (collectively the Field Services gathering and processing businesses):

     - a 42.3 percent non-operating interest in the Indian Basin natural gas processing and treating facility;

     - the Carlsbad gathering system;

     - the Waha gathering and treating system;

     - a 50 percent undivided interest in the Channel pipeline system; and

     - the TPC Offshore pipeline system.

     El Paso Field Services acquired its interest in the Indian Basin facility in April 2000. The plant has a capacity of 240 MMcf/d.

     Channel includes 743 miles of transportation pipeline in southern Texas. Carlsbad includes 842 miles of gathering and transportation pipeline connected to 383 natural gas wells. Waha includes 501 miles of gathering and transportation pipeline connected to 176 natural gas wells.

     The TPC Offshore pipeline system includes five gathering systems, condensate separation and stabilization facilities, and 197 miles of gathering and transportation pipeline with 22 natural gas well connects.

     The terms "we," "our" or "us" refer to EPGT Texas and the Field Services gathering and processing businesses on a combined basis.

2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying financial statements have been prepared from El Paso Field Services' historical accounting records and are presented on a carve-out basis to include the historical operations applicable to EPGT Texas and the El Paso Field Services gathering and processing businesses. In this context, no direct owner relationship existed among these businesses. Accordingly, El Paso Field Services' net investment in these businesses (owners' net investment) is shown in lieu of owners' equity in the financial statements.

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Our financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions within the companies have been eliminated.

     Throughout the periods covered by the combined financial statements, El Paso Field Services has provided cash management services to us through a centralized treasury system. As a result, all of our charges and cost allocations covered by the centralized treasury system were deemed to have been paid by us to El Paso Field Services, in cash, during the period in which the cost was recorded in the financial statements. In addition, all of our cash receipts were advanced to our parent as they were received. As a result of using our parent's centralized treasury system, the excess of cash receipts advanced to our parent over the charges and cash allocation is reflected as net cash distributions to our owners in the statements of owners' net investment and cash flows.

     We have been allocated, as appropriate, expenses incurred by El Paso Field Services in order to present our financial statements on a stand-alone basis. All of the allocations and estimates in the financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted had we operated as a separate entity.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the amount we reported as assets, liabilities, revenues and expenses and disclosures in these financial statements. While we believe our estimates are appropriate, actual results can, and often do, differ from those estimates.

  REVENUE RECOGNITION

     Revenue from pipeline transportation of hydrocarbons is recognized upon receipt of the hydrocarbons into the pipeline systems. Revenue from processing services is recognized in the period services are provided. Other revenues generally are recorded when services have been provided or products have been delivered.

  INVENTORIES

     Inventories are carried at lower of cost or market with cost determined using the average cost method. The following reflects inventories as of December 31 (in thousands):

                                                               2001      2000
                                                              -------   -------
Natural gas in storage......................................  $10,380   $31,735
Materials and other.........................................    2,621     4,109
                                                              -------   -------
                                                              $13,001   $35,844
                                                              =======   =======

  NATURAL GAS IMBALANCES

     Natural gas imbalances result from differences in gas volumes received from and delivered to our customers and arise when a customer delivers more or less gas into our pipelines than they take out. These imbalances are settled in kind through a fuel gas and unaccounted for gas tracking mechanism, negotiated

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

cash-outs between parties, or are subject to a cash-out procedure. Gas imbalances are reflected in imbalance receivable or imbalance payable, as appropriate, in our financial statements.

  PROPERTY, PLANT AND EQUIPMENT

     Our transmission and gathering pipelines and related facilities are recorded at historical cost, adjusted to reflect the application of "push down" accounting as appropriate. Provision for depreciation of property, plant and equipment is made primarily on a straight-line basis over the estimated useful lives of the depreciable facilities. A summary of the principal rates used in computing the annual provision for depreciation, primarily utilizing the composite method and including estimated salvage values, range from 2.3% to 20% for the years ended December 31, 2001, 2000 and 1999. Retirements, sales and disposals of assets are recorded by eliminating the related costs and accumulated depreciation of the disposed assets with any resulting gains or loss reflected in income. Repair and maintenance costs are expensed as incurred, while additions, improvements and replacements are capitalized.

     We evaluate the impairment of assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. If an adverse event or change in circumstances occurs, we make an estimate of our future cash flows from our assets, grouped together at the lowest level for which separate cash flows can be measured, to determine if the asset is impaired. If the total of the undiscounted future cash flows is less than the carrying amount for the assets, we calculate the fair value of the assets either through reference to similar asset sales, or by estimating the fair value using a discounted cash flow approach. These cash flow estimates require us to make estimates and assumptions for many years into the future for pricing, demand, competition, operating costs, legal, regulatory and other factors. On January 1, 2002, we adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. A discussion of this pronouncement follows at the end of this note.

  INCOME TAXES

     The taxable entities acquired have been included in the consolidated federal income tax returns filed by El Paso Corporation for the years ended December 31, 2001, 2000 and 1999, except that prior to El Paso Corporation's ownership, El Paso Gas Storage Company and El Paso Hub Services Company were included in PG&E Corporation's consolidated tax returns. For financial reporting purposes, income taxes are allocated to these entities on a modified separate return basis, to the extent taxes or tax benefits are realized by El Paso Corporation.

     We account for income taxes under SFAS No. 109, Accounting for Income Taxes. In accordance with this statement, deferred income taxes are recorded using enacted tax laws and rates for the years in which the deferred tax liability or asset is expected to be settled or realized. Deferred income taxes are provided for amounts when there are temporary differences in recording such items for financial reporting and income tax reporting purposes.

     The taxable income or loss resulting from the operations of our non-taxable entities will ultimately be included in the federal and state income tax returns of their owners. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements for these entities.

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of December 31, 2001 and 2000, our carrying amounts of cash and cash equivalents, trade receivables and trade payables approximate fair value because of the short-term nature of these instruments.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     We have established an allowance for losses on accounts which may become uncollectible. Collectibility is reviewed regularly and the allowance is adjusted as necessary, primarily under the specific identification method.

  ENVIRONMENTAL COSTS

     We expense or capitalize expenditures for ongoing compliance with environmental regulations that relate to past or current operations as appropriate. We expense amounts for clean up of existing environmental contamination caused by past operations which do not benefit future periods by preventing or eliminating future contamination. We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by the EPA or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our balance sheet in other noncurrent liabilities at their undiscounted amounts.

  ACCOUNTING FOR PRICE RISK MANAGEMENT ACTIVITIES

     We have adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities beginning January 1, 2001, which requires us to measure all derivative instruments at their fair value, and classify them as either assets or liabilities on our balance sheet, with the corresponding offset to income or other comprehensive income depending on their designation, their intended use, or their ability to qualify as hedges under the standard. Since we did not have any derivative instruments in place at December 31, 2000, and have not entered into any since that date, we have determined that there is no impact on us upon adoption of this standard.

     To qualify for hedge accounting prior to our adoption of SFAS No. 133, any hedge transactions must reduce the price risk of the underlying hedged item, be designated a hedge at inception, and result in cash flows and financial impacts which were inversely correlated to the position being hedged. If correlation ceased to exist, hedge accounting was terminated and mark-to-market accounting was applied. Gains and losses resulting from hedging activities and the termination of any hedging instruments were initially deferred and included as an increase or decrease to cost of sales in the period in which the hedged transaction occurs.

     During 2000, El Paso Field Services entered into swaps to hedge the effect of changing natural gas liquids prices. The impact of a portion of this hedge activity was allocated to us and is reflected as a decrease to revenue of $4.8 million in 2000. There was no impact from allocated hedge activity in 2001 or 1999.

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

  Business Combinations

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations. This statement requires that all transactions that fit the definition of a business combination be accounted for using the purchase method and prohibits the use of the pooling of interests method for all business combinations initiated after June 30, 2001. This statement also established specific criteria for the recognition of intangible asset separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary item. The accounting for any business combination we undertake in the future will be impacted by this standard. Our adoption of SFAS No. 141 will not have a material effect on our financial statements.

  Goodwill and Other Intangible Assets

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement requires that goodwill no longer be amortized but intermittently tested for impairment at least on an annual basis. Other intangible assets are to be amortized over their useful life and reviewed for impairment in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. An intangible asset with an indefinite useful life can no longer be amortized until its useful life becomes determinable. This statement has various effective dates, the most significant of which is January 1, 2002. We do not expect the impact of adopting this pronouncement to have a material effect on our financial statements.

  Accounting for Asset Retirement Obligations

     In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires companies to record a liability relating to the retirement and removal of assets used in their business. The liability is discounted to its present value, and the related asset value is increased by the amount of the resulting liability. Over the life of the asset, the liability will be accreted to its future value and eventually extinguished when the asset is taken out of service. The provisions of this statement are effective for fiscal years beginning after June 15, 2002. We are currently evaluating the effects of this pronouncement.

  Accounting for the Impairment or Disposal of Long-Lived Assets

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets that are being disposed of by sale be measured at the lower of book value or fair value less cost to sell. This standard also expanded the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from ongoing operations of the entity in a disposal transaction. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. The provisions of this pronouncement will impact any asset dispositions we make after January 1, 2002.

3.  ACCOUNTING FOR ACQUISITIONS BY EL PASO FIELD SERVICES

     El Paso Field Services acquired its interest in Indian Basin in April 2000 for $55 million and acquired EPGT Texas in December 2000 for $470 million and subsequently contributed these assets to us. Both acquisitions were accounted for as purchases, and therefore operating results are included in our results prospectively from the acquisition dates. Our financial statements include the application of "push-down" accounting effective as of the acquisition dates. Accordingly, the historical value of our assets and liabilities

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

have been adjusted to reflect the allocation of the purchase price based upon the estimated fair value of those assets and liabilities as of the acquisition dates, resulting in a new basis of accounting. The purchase price allocation is based on our internal evaluation of such assets and liabilities. Our balance sheet at December 31, 2000, reflects the effects of the purchase price adjustments consisting of (in thousands):

Property, plant and equipment decrease......................  $131,838
Other noncurrent liabilities increase.......................  $ 66,381
Owners' net investment decrease.............................  $198,219

     The following selected unaudited pro forma information represents our consolidated results of operations on a pro forma basis for the years ended December 31, 2000 and 1999, as if we had acquired EPGT Texas and Indian Basin on January 1, 1999 (in thousands):

                                                                 2000       1999
                                                               --------   --------
Operating revenues..........................................   $302,807   $218,962
Operating income............................................   $ 42,374   $ 41,202
Net income..................................................   $ 35,225   $ 37,781

4.  PROPERTY, PLANT AND EQUIPMENT

     The following reflects the carrying value of property, plant and equipment at December 31, (in thousands):

                                                                2001       2000
                                                              --------   --------
Transmission and gathering pipelines........................  $856,160   $826,042
Processing plants...........................................    55,066     55,003
Construction work in progress...............................    14,452     20,843
                                                              --------   --------
                                                               925,678    901,888
Less accumulated depreciation...............................   149,525    117,270
                                                              --------   --------
Total property, plant and equipment, net....................  $776,153   $784,618
                                                              ========   ========

5.  TRANSACTIONS WITH AFFILIATES

     We enter into various types of transactions with affiliates in the normal course of business on market-related terms and conditions including selling natural gas to and purchasing natural gas from affiliates. In addition, our owners allocate to us general and administrative costs incurred on our behalf.

     We had the following affiliated transactions as of and for the years ended December 31 (in thousands):

                                                           2001      2000      1999
                                                         --------   -------   -------
Revenues with affiliates...............................  $157,568   $60,230   $31,755
Expenses with affiliates...............................  $  9,278   $ 7,059   $ 4,501
Accounts receivable....................................  $ 11,424   $10,705
Accounts payable.......................................  $  4,016   $ 7,273

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES

     The following table reflects the components of income tax expense (benefit) for our taxable entities for the years ended December 31, (in thousands):

                                                             2001    2000      1999
                                                             ----   -------   -------
Current....................................................  $(24)  $ 6,761   $(2,181)
Deferred...................................................    --    (5,394)    4,626
                                                             ----   -------   -------
  Total income tax expense (benefit).......................  $(24)  $ 1,367   $ 2,445
                                                             ====   =======   =======

     Total income tax benefit approximates the amount computed by applying the statutory federal income tax rate (35 percent) to income before income taxes to our taxable entities plus applicable state taxes.

     The following table reflects the tax effects of significant temporary differences representing deferred income tax assets and liabilities as of December 31, (in thousands):

                                                               2001        2000
                                                              ------     --------
Deferred tax assets (liabilities):
  Property, plant and equipment.............................  $   --     $(33,716)
  Other.....................................................   1,108        3,252
                                                              ------     --------
     Total deferred income tax assets (liabilities).........  $1,108     $(30,464)
                                                              ======     ========

7.  MAJOR CUSTOMERS

     The percentage of our revenue from major customers was as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2001   2000   1999
                                                              ----   ----   ----
Coastal Merchant Energy, L.P. ..............................   18%    --     --
El Paso Gas Marketing.......................................   11%    32%    24%

8.  EMPLOYEE BENEFIT PLANS

     Our employees participate in our parent's pension and retirement savings plans. Costs associated with these plans are incurred by our parent and are proportionally allocated to us. For the years ended December 31, 2001, 2000 and 1999, these allocated costs totaled approximately $4.6 million, $1.1 million and $622 thousand.

9.  COMMITMENTS AND CONTINGENCIES

  OPERATING LEASE

     We have long-term operating lease commitments in connection with a natural gas storage facility. The term of the natural gas storage facility and base gas leases runs through January 2008, and subject to certain conditions, has one or more optional renewal periods of five years each at fair market rentals. Prior to December 2000, EPGT Texas leased space for its corporate and operating offices in San Antonio. We are no longer utilizing the office space pursuant to this lease as a result of our acquisition by El Paso Field Services, and have reflected a liability for the fair value of the future lease payments in the amounts of $6.5 million and $7.6 million at December 31, 2001 and 2000.

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The related future minimum lease payments under these operating leases as of December 31, 2001 are as follows (in thousands):

2002........................................................   $ 6,601
2003........................................................     6,601
2004........................................................     6,601
2005........................................................     6,601
2006........................................................     6,601
Remainder...................................................    11,978
                                                               -------
Total minimum lease payments................................   $44,983
                                                               =======

     Rental expense under operating leases, excluding amounts paid in connection with the gas storage facility, was approximately $1.1 million, for the year ended December 31, 2001. We did not have any rental expense for the years ended December 31, 2000 and 1999.

  LEGAL PROCEEDINGS

     As of December 31, 2001 and 2000, we had reserves of approximately $40 million related to the legal discussions below.

     We are named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to under report the heating value as well as the volume of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss.

     We have also been named defendants in Quinque Operating Company, et al. v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The Quinque complaint was transferred to the same court handling the Grynberg complaint and has now been sent back to Kansas State Court for further proceedings. A motion to dismiss this case is pending.

     In September 1999, Lone Star Gas Company filed suit against EPGNT Texas Pipeline, L.P. in Dallas County, Texas alleging a breach of the methodology of calculating the weighted average cost of gas (WACOG) in their gas contract. Lone Star previously purchased gas from Texas Pipeline using the WACOG method. In September 1999, we filed a suit in Travis County, Texas stating that we properly calculated and charged gas costs to Lone Star. In response to a claim by Lone Star, the Travis County court denied its claim that we should not be allowed to maintain this action in Travis county. The lawsuit in Dallas County was temporarily suspended and the parties proceeded in the Travis County lawsuit. Subsequently, Lone Star filed a complaint before the Texas Railroad Commission asserting essentially the same claims. In April 2002, all matters were settled and dismissals filed in both lawsuits and the Texas Railroad Commission complaint. This settlement did not have a material impact on our financial statements.

     During 2000, Leapartners, L.P. filed a suit against us in the District Court of Loving County, Texas, alleging a breach of contract to gather and process gas in areas of western Texas. In May 2001, the Court ruled in favor of Leapartners and entered a judgement against us of approximately $10 million. We subsequently

                           EPGT TEXAS PIPELINE, L.P.
                          EL PASO GAS STORAGE COMPANY
                          EL PASO HUB SERVICES COMPANY
           EL PASO FIELD SERVICES GATHERING AND PROCESSING BUSINESSES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

filed an appeal with the Eighth Court of Appeals in El Paso, Texas. Review by the Court of Appeals is expected in December 2002.

     We are also named defendant in numerous lawsuits and a named party in numerous governmental proceedings arising in the ordinary course of our business.

     While the outcome of the matters discussed above cannot be predicted with certainty, based on information known to date, we do not expect ultimate resolution of these matters will have a material adverse effect on our financial position, operating results or cash flows.

  ENVIRONMENTAL

     We are subject to extensive federal, state, and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of December 31, 2001 and 2000, we have approximately $24 million recorded for environmental matters.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will make accruals accordingly.

10.  SUBSEQUENT EVENT

     On April 8, 2002, we were sold to El Paso Energy Partners, L.P. for total consideration of approximately $735 million subject to adjustment for actual working capital acquired. Excluded from this transaction was approximately $30 million of communications assets that are reflected in property, plant, and equipment on the accompanying balance sheets.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Owners of
  EPGT Texas Pipeline, L.P., El Paso Gas Storage Company,
  El Paso Hub Services Company, and the El Paso
  Field Services Gathering and Processing Businesses:

     In our opinion, the accompanying combined balance sheets and the related combined statements of income, owners' net investment and cash flows present fairly, in all material respects, the financial position of EPGT Texas Pipeline, L.P., El Paso Gas Storage Company, El Paso Hub Services Company, and the El Paso Field Services Gathering and Processing Businesses (collectively, the "Businesses") at December 31, 2001 and 2000, and the results of their operations and their cash flows for the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Businesses' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 5 to the combined financial statements, the Businesses have significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties. Furthermore, as discussed in Note 2, the combined financial statements include various cost allocations and management estimates based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted had the Businesses been operated as a separate entity.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Houston, Texas
April 18, 2002

                           EPGT TEXAS PIPELINE, L.P.,
                          EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

                         COMBINED FINANCIAL STATEMENTS

                     WITH REPORT OF INDEPENDENT ACCOUNTANTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                           EPGT TEXAS PIPELINE, L.P.,
                          EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                DECEMBER 31,
                                                                    2000
                                                              ----------------
                                                              POST-ACQUISITION
                                    ASSETS

Current assets
  Cash and cash equivalents.................................      $     27
  Accounts receivable
     Trade, net of allowance of $450........................         9,726
     Affiliate..............................................         3,645
  Inventories...............................................        35,844
  Other current assets......................................         2,550
                                                                  --------
     Total current assets...................................        51,792
Property, plant and equipment, net..........................       452,488
Deferred tax asset..........................................         1,480
Other noncurrent assets.....................................            41
                                                                  --------
          Total assets......................................      $505,801
                                                                  ========

                        LIABILITIES AND OWNERS' EQUITY
Current liabilities
  Accounts payable
     Trade..................................................      $  3,946
     Affiliate..............................................         7,273
  Natural gas imbalance payable.............................        36,187
  Other current liabilities.................................           226
                                                                  --------
          Total current liabilities.........................        47,632
  Environmental liabilities.................................        23,793
  Legal liabilities.........................................        35,600
  Building lease liability..................................         7,588
  Other noncurrent liabilities..............................            78
                                                                  --------
          Total liabilities.................................       114,691
Commitments and contingencies
Owners' equity..............................................       391,110
                                                                  --------
          Total liabilities and owners' equity..............      $505,801
                                                                  ========

                            See accompanying notes.

                           EPGT TEXAS PIPELINE, L.P.,
                          EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                                  PRE-ACQUISITION
Operating revenues
  Gathering and transportation services.....................   $103,507     $ 99,516
  Natural gas sales.........................................     22,643        2,153
  Other revenue.............................................      7,602        3,238
                                                               --------     --------
                                                                133,752      104,907
                                                               --------     --------
Operating expenses
  Cost of natural gas.......................................     30,696        9,650
  Operations and maintenance................................     78,992       67,038
  Depreciation and amortization.............................     28,075       27,833
                                                               --------     --------
                                                                137,763      104,521
                                                               --------     --------
Operating (loss) income.....................................     (4,011)         386
Other expense...............................................      5,344          951
                                                               --------     --------
Earnings (loss) before income taxes.........................     (9,355)        (565)
Income tax (benefit) expense................................        (37)          60
                                                               --------     --------
Net loss....................................................   $ (9,318)    $   (625)
                                                               ========     ========

                            See accompanying notes.

                           EPGT TEXAS PIPELINE, L.P.,
                          EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              -----------   ----------
                                                                  PRE-ACQUISITION
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income...........................................   $  (9,318)    $   (625)
Adjustments to reconcile net income to cash provided by
  operating activities
  Depreciation and amortization.............................      28,075       27,833
  Deferred income tax (benefit) expense.....................        (364)           7
Working capital changes:
  Decrease in accounts receivable...........................       5,849       65,458
  (Increase) decrease in inventory..........................     (18,939)      11,066
  Decrease in accounts payable..............................      (4,860)     (55,919)
  Increase (decrease) in natural gas imbalance payable......      21,132      (25,578)
  (Increase) decrease in other current assets...............      10,532      (12,685)
  Decrease in other current liabilities.....................      (1,603)      (5,021)
Non-working capital changes:
  Decrease in noncurrent assets and liabilities.............       6,446        1,458
                                                               ---------     --------
          Net cash provided by operating activities.........      36,950        5,994
                                                               ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................     (15,915)      (9,468)
Proceeds from the sale of property, plant and equipment.....         122        7,629
                                                               ---------     --------
          Net cash used in investing activities.............     (15,793)      (1,839)
                                                               ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash distributions to owners............................     (21,146)      (4,218)
                                                               ---------     --------
Net cash used in financing activities.......................     (21,146)      (4,218)
                                                               ---------     --------
Increase (decrease) in cash and cash equivalents............          11          (63)
Cash and cash equivalents
  Beginning of period.......................................          16           79
                                                               ---------     --------
  End of period.............................................   $      27     $     16
                                                               =========     ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes deemed paid..................................   $     327     $     53
                                                               =========     ========
SCHEDULE OF NONCASH ACTIVITIES:
  Adjustments due to effect of "push-down" accounting.......   $(198,219)    $     --
                                                               =========     ========

                            See accompanying notes.

                           EPGT TEXAS PIPELINE, L.P.,
                          EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

                     COMBINED STATEMENTS OF OWNERS' EQUITY
                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              -----------   ----------
                                                                  PRE-ACQUISITION
Balance, at beginning of period.............................   $ 619,793     $624,636
Net (loss) income...........................................      (9,318)        (625)
Net cash distributions to owners............................     (21,146)      (4,218)
Adjustments due to effects of "push-down" accounting........    (198,219)          --
                                                               ---------     --------
Balance, at end of period...................................   $ 391,110     $619,793
                                                               =========     ========

                            See accompanying notes.

             EPGT TEXAS PIPELINE, L.P., EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND NATURE OF BUSINESS

  ORGANIZATION

     EPGT Texas Pipeline, L.P. (formerly PG&E Texas Pipeline, L.P.), El Paso Gas Storage Company (formerly PG&E Texas Gas Storage Company) and El Paso Hub Services Company (formerly PG&E Hub Services Company) (collectively "we", "our" or "us") are affiliates of El Paso Field Services L.P., which is an indirect subsidiary of El Paso Corporation. Prior to December 22, 2000, we were wholly owned subsidiaries of PG&E Gas Transmission Company, which was an indirect subsidiary of PG&E Corporation. We own and operate approximately 8,500 miles of natural gas pipeline and gathering systems primarily with capacity of approximately 3.2 Bcf/d primarily serving the Texas intrastate market. Our natural gas pipeline operations consist principally of gathering, storage and transportation of natural gas. We also transport natural gas for, among others, producers, gas distribution companies, electric utilities, other pipelines, marketers, electric power generators and end users.

  ACCOUNTING FOR ACQUISITION BY EL PASO FIELD SERVICES

     Our acquisition by El Paso Field Services has been accounted for using the purchase method of accounting and included the application of "push-down" accounting to our financial statements effective as of December 31, 2000. Accordingly, the historical value of our assets and liabilities has been adjusted to reflect the allocation of the purchase price based upon the estimated fair value of those assets and liabilities as of the acquisition date, resulting in a new basis of accounting. The purchase price allocation is based on our internal evaluation of such assets and liabilities.

     In our financial statements, periods which reflect the new basis of accounting are labeled "Post-acquisition", and periods which do not reflect the new basis of accounting are labeled "Pre-acquisition". Our statement of income for the year ended December 31, 2000, does not include adjustments for the effects of the new basis of accounting, as they were determined to be immaterial. Our balance sheet at December 31, 2000 reflects the effects of the purchase price adjustments consisting of (in thousands):

Property, plant and equipment decrease......................  $131,838
Other noncurrent liabilities increase.......................  $ 66,381
Owners' equity decrease.....................................  $198,219

     As a result of the new basis of accounting, certain financial information for the Post-acquisition period is not comparable to the Pre-acquisition periods.

2.  SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying financial statements have been prepared from our historical accounting records and are presented on a carve-out basis to include the historical operations applicable to EPGT Pipeline, L.P., El Paso Gas Storage Company and El Paso Hub Services Company

     Our financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States. All significant intercompany accounts and transactions have been eliminated.

     Throughout the periods covered by the financial statements, our parent has provided cash management services to us through a centralized treasury system. As a result, all of our charges and cost allocations covered by the centralized treasury system were deemed to have been paid by us to our parent, in cash, during the period in which the cost was recorded in the combined financial statements. In addition, all of our cash

             EPGT TEXAS PIPELINE, L.P., EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

receipts were advanced to our parent as they were received. As a result of using our parent's centralized treasury system, the excess of cash receipts advanced to our parent over the charges and cash allocation is reflected as net cash distributions to our owners in the statements of owners' equity and cash flows.

     We have been allocated, as appropriate, expenses incurred by PG&E Corporation in order to present our financial statements on a stand-alone basis. All of the allocations and estimates in the financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted had we operated as a separate entity.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the amounts we reported as assets, liabilities, revenues and expenses and disclosures in these financial statements. While we believe our estimates are appropriate, actual results can, and often do, differ from those estimates.

  REVENUE RECOGNITION

     Revenue from pipeline transportation of hydrocarbons is recognized upon receipt of the hydrocarbons into the pipeline systems. Other revenues generally are recorded when services have been provided or products have been delivered.

  INVENTORIES

     Inventories are carried at lower of cost or market with cost determined using the average cost method. The following reflects inventories as of December 31, (in thousands):

                                                                    2000
                                                              ----------------
                                                              POST-ACQUISITION
Natural gas in storage......................................      $31,735
Materials and other.........................................        4,109
                                                                  -------
                                                                  $35,844
                                                                  =======

  NATURAL GAS IMBALANCES

     Natural gas imbalances result from differences in gas volumes received from and delivered to our customers and arise when a customer delivers more or less gas into our pipelines than they take out. These imbalances are settled in kind through a fuel gas and unaccounted for gas tracking mechanism, negotiated cash-outs between parties, or are subject to a cash-out procedure. Gas imbalances are reflected in imbalance receivable or imbalance payable, as appropriate, in our financial statements.

  PROPERTY, PLANT AND EQUIPMENT

     As discussed in Note 1, property, plant and equipment at December 31, 2000 has been adjusted to reflect the application of "push down" accounting.

     Provision for depreciation of property, plant and equipment is made primarily on a straight-line basis over the estimated useful lives of the depreciable facilities. A summary of the principal rates used in computing the annual provision for depreciation, primarily utilizing the composite method and including estimated salvage values, range from 2.3% to 4.5% for the year ended December 31, 2000. Retirements, sales and disposals of

             EPGT TEXAS PIPELINE, L.P., EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

assets are recorded by eliminating the related costs and accumulated depreciation of the disposed assets with any resulting gains or loss reflected in income. Repair and maintenance costs are expensed as incurred, while additions, improvements and replacements are capitalized.

     We evaluate the impairment of assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. If an adverse event or change in circumstances occurs, we make an estimate of our future cash flows from our assets, grouped together at the lowest level for which separate cash flows can be measured, to determine if the asset is impaired. If the total of the undiscounted future cash flows is less than the carrying amount for the assets, we calculate the fair value of the assets either through reference to similar asset sales, or by estimating the fair value using a discounted cash flow approach. These cash flow estimates require us to make estimates and assumptions for many years into the future for pricing, demand, competition, operating costs, legal, regulatory and other factors. On January 1, 2002, we adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. A discussion of this pronouncement follows at the end of this note.

  INCOME TAXES

     Prior to our ownership, El Paso Gas Storage Company and El Paso Hub Services Company, were both taxable entities. As the ownership of these entities changed during 2000, they have been included in the consolidated federal income tax returns filed by PG&E Corporation and El Paso Corporation for their respective ownership periods. For financial reporting purposes, income taxes are allocated to these entities on a modified separate return basis, to the extent taxes or tax benefits are realized by PG&E Corporation and El Paso Corporation in their respective consolidated returns.

     We account for income taxes under SFAS No. 109, Accounting for Income Taxes. In accordance with this statement, deferred income taxes are recorded using enacted tax laws and rates for the years in which the deferred tax liability or asset is expected to be settled or realized. Deferred income taxes are provided for amounts when there are temporary differences in recording such items for financial reporting and income tax reporting purposes.

     EPGT Texas Pipeline, L.P. is not a taxable entity and the taxable income or loss resulting from its operations will ultimately be included in the federal and state income tax returns of its partners. Accordingly, no provision for income taxes has been recorded in the accompanying combined financial statements for this entity.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of December 31, 2000, our carrying amounts of cash and cash equivalents, trade receivables and trade payables approximate fair value because of the short-term nature of these instruments.

  CASH AND CASH EQUIVALENTS

     We consider short-term investments with little risk of change in value because of changes in interest rates and purchased with an original maturity of less than three months to be considered cash equivalents.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     We have established an allowance for losses on accounts which may become uncollectible. Collectibility is reviewed regularly and the allowance is adjusted as necessary, primarily under the specific identification method.

             EPGT TEXAS PIPELINE, L.P., EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  ENVIRONMENTAL COSTS

     We expense or capitalize expenditures for ongoing compliance with environmental regulations that relate to past or current operations as appropriate. We expense amounts for clean up of existing environmental contamination caused by past operations which do not benefit future periods by preventing or eliminating future contamination. We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by the EPA or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our balance sheet in other noncurrent liabilities at their undiscounted amounts.

  ACCOUNTING FOR PRICE RISK MANAGEMENT ACTIVITIES

     We have adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities beginning January 1, 2001, which requires us to measure all derivative instruments at their fair value, and classify them as either assets or liabilities on our balance sheet, with the corresponding offset to income or other comprehensive income depending on their designation, their intended use, or their ability to qualify as hedges under the standard. Since we did not have any derivative instruments in place at December 31, 2000, and have not entered into any since that date, we have determined that there is no impact on us upon adoption of this standard.

     To qualify for hedge accounting prior to our adoption of SFAS No. 133, any hedge transactions must reduce the price risk of the underlying hedged item, be designated a hedge at inception, and result in cash flows and financial impacts which were inversely correlated to the position being hedged. If correlation ceased to exist, hedge accounting was terminated and mark-to-market accounting was applied. Gains and losses resulting from hedging activities and the termination of any hedging instruments were initially deferred and included as an increase or decrease to cost of sales in the period in which the hedged transaction occurs.

  ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

  Business Combinations

     In July 2001, the FASB issued SFAS No. 141, Business Combinations. This statement requires that all transactions that fit the definition of a business combination be accounted for using the purchase method and prohibits the use of the pooling of interests method for all business combinations initiated after June 30, 2001. This statement also established specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary item. The accounting for any business combination we undertake in the future will be impacted by this standard. Our adoption of SFAS No. 141 will not have a material effect on our financial statements.

  Goodwill and Other Intangible Assets

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement requires that goodwill no longer be amortized but intermittently tested for impairment at least on an annual basis. Other intangible assets are to be amortized over their useful life and reviewed for impairment in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. An intangible asset with an indefinite useful life can no longer be amortized until its useful life becomes determinable. This statement has various effective dates, the most

             EPGT TEXAS PIPELINE, L.P., EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

significant of which is January 1, 2002. We do no expect the impact of adopting this pronouncement to have a material effect on our financial statements.

  Accounting for Asset Retirement Obligations

     In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires companies to record a liability relating to the retirement and removal of assets used in their business. The liability is discounted to its present value, and the related asset value is increased by the amount of the resulting liability. Over the life of the asset, the liability will be accreted to its future value and eventually extinguished when the asset is taken out of service. The provisions of this statement are effective for fiscal years beginning after June 15, 2002. We are currently evaluating the effects of this pronouncement.

  Accounting for the Impairment or Disposal of Long-Lived Assets

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets that are being disposed of by sale be measured at the lower of book value or fair value less cost to sell. This standard also expanded the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from ongoing operations of the entity in a disposal transaction. The provisions of this statement are effective for fiscal years beginning after December 15, 2001. The provisions of this pronouncement will impact any asset dispositions we make after January 1, 2002.

3.  PROPERTY, PLANT AND EQUIPMENT

     As discussed in Note 1, property, plant and equipment at December 31, 2000, has been adjusted to reflect the application of "push down" accounting. As part of push-down accounting, the value of the assets have been adjusted to fair value as of December 31, 2000. The following reflects the carrying value of property, plant and equipment at December 31, (in thousands):

                                                                    2000
                                                              ----------------
                                                              POST-ACQUISITION
Transmission and gathering pipelines........................      $418,341
Construction work in progress...............................        11,642
Other.......................................................        22,505
                                                                  --------
                                                                   452,488
Less accumulated depreciation...............................            --
                                                                  --------
Total property, plant and equipment, net....................      $452,488
                                                                  ========

4.  TRANSACTIONS WITH AFFILIATES

     We enter into various types of transactions with affiliates in the normal course of business on market-related terms and conditions. We sell natural gas to and purchase natural gas from affiliates.

     For the year ended December 31, 2000, revenue from affiliates was $62 million and purchases of natural gas were $8 million, and for the year ended December 31, 1999, revenue from affiliates was $59 million and purchases of natural gas were $4 million. As a result of our cash management arrangement with El Paso Field Services, as described in Note 2, all of our charges and cost allocations are covered by a centralized treasury system and are deemed to have been paid by us to our parent, in cash, during the period in which the cost was recorded. We have accrued for one month of charges and cost allocations at December 31, 2000, which are reflected as affiliated receivables and affiliated payables in our balance sheets.

             EPGT TEXAS PIPELINE, L.P., EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Substantially all of the individuals who perform the day-to-day financial, administrative, accounting and operational functions for us, as well as those who are responsible for directing and controlling us, are employed by our parent. We are allocated expenses from our parent which are intended to approximate the amount of resources incurred by our parent in providing various operational, financial, accounting and administrative services on behalf of us. The allocated expenses totaled $54 million and $52 million for the years ended December 31, 2000 and 1999.

5.  INCOME TAXES

     The following table reflects the components of income tax expense (benefit) for our taxable entities for the years ended December 31, (in thousands):

                                                               2000     1999
                                                              ------    -----
                                                              PRE-ACQUISITION
Current.....................................................  $ 327      $53
Deferred....................................................   (364)       7
                                                              -----      ---
  Total income tax expense (benefit)........................  $ (37)     $60
                                                              =====      ===

     Total income tax expense (benefit) approximates the amount computed by applying the statutory federal income tax rate (35 percent) to income (loss) before income taxes to our taxable entities plus applicable state taxes.

     The following table reflects the tax effects of significant temporary differences representing deferred income tax assets as of December 31, (in thousands):

                                                                    2000
                                                              ----------------
                                                              POST-ACQUISITION
Deferred tax assets
  Property, plant and equipment.............................       $1,106
  Other.....................................................          374
                                                                   ------
          Total deferred tax assets.........................       $1,480
                                                                   ======

6.  MAJOR CUSTOMERS

     The percentage of our revenue from major customers was as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              2000    1999
                                                              ----    ----
El Paso Rivercity Energy, L.P. (formerly PG&E Rivercity
  Energy, L.P.) ............................................  12%     14%
El Paso Industrial Energy, L.P. (formerly PG&E Industrial
  Energy, L.P.) ............................................  11%     17%

7.  EMPLOYEE BENEFIT PLANS

     Our employees participate in our parent's pension and retirement savings plans. Costs associated with these plans are incurred by our parent and are proportionally allocated to us. For the year ended December 31, 2000, these allocated costs totaled approximately $195 thousand.

             EPGT TEXAS PIPELINE, L.P., EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8.  COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

     We have long-term operating lease commitments in connection with a gas storage facility. In 2000, we renegotiated the terms of our operating lease and incurred expense related to the renegotiation of approximately $5 million. The term of the gas storage facility and base gas leases runs through January 2008, and subject to certain conditions, has one or more optional renewal periods of five years each at fair market rentals. During 2000, we also leased space for our corporate and operating offices in San Antonio. We are no longer utilizing the office space pursuant to this lease as a result of our acquisition by El Paso Field Services, and have reflected a liability on our balance sheet reflecting the fair value of the future lease payments in the amount of $7.8 million.

     The related future minimum lease payments under these operating leases as of December 31, 2000 are as follows (in thousands):

2001........................................................   $ 6,601
2002........................................................     6,601
2003........................................................     6,601
2004........................................................     6,601
2005........................................................     6,601
Remainder...................................................    18,578
                                                               -------
Total minimum lease payments................................   $51,583
                                                               =======

     Rental expense under operating leases, excluding amounts paid in connection with the gas storage facility, was approximately $1.4 million and $1 million for the years ended December 31, 2000 and 1999.

  LEGAL PROCEEDINGS

     As of December 31, 2000, we had reserves of approximately $36 million related to the legal discussions below.

     We are named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to under report the heating value as well as the volume of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss.

     We have also been named defendants in Quinque Operating Company, et al. v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The Quinque complaint was transferred to the same court handling the Grynberg complaint and has now been sent back to Kansas State Court for further proceedings. A motion to dismiss this case is pending.

     In September 1999, Lone Star Gas Company filed suit against EPGNT Texas Pipeline, L.P. in Dallas County, Texas, alleging a breach of the methodology of calculating the WACOG in their gas contract. Lone Star previously purchased gas from Texas Pipeline using the WACOG method. In September 1999, we filed a suit in Travis County, Texas, stating that we properly calculated and charged gas costs to Lone Star. In response to a claim by Lone Star, the Travis County court denied its claim that we should not be allowed to

             EPGT TEXAS PIPELINE, L.P., EL PASO GAS STORAGE COMPANY
                        AND EL PASO HUB SERVICES COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

maintain this action in Travis county. The lawsuit in Dallas County was temporarily suspended and the parties proceeded in the Travis County lawsuit. In April 2002, all matters were settled and dismissals filed in both lawsuits and the Texas Railroad Commission complaint. This settlement did not have a material impact on our financial statements.

     We are also a named defendant in numerous lawsuits and a named party in numerous governmental proceedings arising in the ordinary course of our business.

     While the outcome of the matters discussed above cannot be predicted with certainty, based on information known to date, we do not expect ultimate resolution of these matters will have a material adverse effect on our financial position, operating results or cash flows.

  ENVIRONMENTAL

     We are subject to extensive federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of December 31, 2000 we have approximately $24 million recorded for environmental matters. Such amount was recorded as a result of our application of "push-down" accounting as discussed in Note 1.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust accruals accordingly.

9.  SUBSEQUENT EVENT

     On April 8, 2002, we were sold to El Paso Energy Partners as part of a larger transaction with other assets sold from El Paso Field Services. Excluded from this transaction was approximately $15 million of communications assets that are reflected in property, plant, and equipment on our balance sheet. The total consideration for all assets sold to El Paso Energy Partners was approximately $735 million, subject to adjustments for actual working capital acquired.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Owners of
  EPGT Texas Pipeline, L.P.,
  El Paso Gas Storage Company
  and El Paso Hub Services Company:

     In our opinion, the accompanying combined balance sheet and the related combined statements of income, owners' equity and cash flows present fairly, in all material respects, the financial position of EPGT Texas Pipeline, L.P., El Paso Gas Storage Company and El Paso Hub Services Company (collectively, the "Companies") at December 31, 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 4 to the combined financial statements, the Companies have significant transactions and relationships with affiliated entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties. Furthermore, as discussed in Note 2, the combined financial statements include various cost allocations and management estimates based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted had the Companies been operated as a separate entity.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Houston, Texas
April 18, 2002

     (b) Pro forma financial statements

     We are providing the accompanying unaudited pro forma condensed consolidated and combined financial statements to (i) reflect the acquisition of midstream assets from El Paso Corporation, (ii) the sale of our Prince TLP and our approximate 9 percent overriding royalty in the Prince Field, and (iii) the assumption of debt and borrowings to fund the acquisition as if we completed these transactions as of January 1, 2001.

     The unaudited pro forma condensed consolidated and combined financial statements are not necessarily indicative of our consolidated financial position or results of operations that might have occurred had the transactions been completed at the beginning of the earliest period presented, nor do they necessarily indicate our consolidated operating results and financial position for any future period.

     The accompanying Notes to the Unaudited Pro Forma Condensed Consolidated and Combined Financial Statements explain the assumptions used in preparing the financial information. Accounting policy differences were not material and, accordingly, adjustments have not been included in these statements.

     The unaudited pro forma financial information gives effect to the following transactions as if they had occurred as of January 1, 2001:

          (1) The repayment in April 2002 of the limited recourse debt of approximately $95 million related to our Prince TLP.

          (2) The acquisition in April 2002 of EPGT Texas and the El Paso Field Services gathering and processing businesses, including 1,300 miles of gathering systems in the Permian Basin and a 42.3 percent non-operating interest in the Indian Basin natural gas processing and treating facility. Total consideration for this transaction was approximately $735 million consisting of a cash payment of approximately $420 million, the exchange of our Prince TLP and our approximate 9 percent overriding royalty interest in the Prince Field with a fair value of approximately $190 million, issuance of approximately $6 million of common units and the assumption of approximately $119 million of indebtedness.

          (3) The acquisition in October 2001 of the remaining 50% equity interest that we did not already own in Deepwater Holdings. The High Island Offshore System and the East Breaks natural gas gathering system became indirect wholly-owned assets through this transaction. The total purchase price was approximately $81 million, consisting of $26 million cash and $55 million of assumed indebtedness. Our historical consolidated financial statements include the accounts and results of operations of these assets from the purchase date.

          (4) The acquisition in October 2001 of interests in the titleholder of, and other interests in, the Chaco cryogenic natural gas processing plant for approximately $198.5 million. The total purchase price was composed of:

        - A payment of $77.0 million to acquire the Chaco plant from the bank group that provided the financing for the facility; and

        - A payment of $121.5 million to El Paso Field Services, L.P., an El Paso Corporation affiliate, in connection with the execution of a 20-year agreement relating to the processing capacity of the Chaco plant and dedication of natural gas gathered by El Paso Field Services.

          Our historical consolidated financial statements include the accounts and results of operations of these assets from the purchase date.

          (5) The $133 million acquisition in February 2001 of the South Texas natural gas liquids transportation and fractionation assets from a subsidiary of El Paso Corporation. Our historical consolidated financial statements include the accounts and results of operations of these assets from the purchase date.

          (6) The exclusion of the (i) results of operations and losses on the disposition of Deepwater Holdings' interests in the Stingray and UTOS systems, and the West Cameron Dehydration facility; (ii) results of operations and losses on disposition of our interests in Nautilus, Manta Ray Offshore, Nemo, Green Canyon and Tarpon as well as interests in two offshore platforms; and (iii) income of $25.4 million we recognized from the related payments from El Paso Corporation.

                         EL PASO ENERGY PARTNERS, L.P.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 2001

                                 (IN THOUSANDS)

                                               EL PASO
                                                ENERGY        EPN HOLDING
                                            PARTNERS, L.P.       ASSET
                                              HISTORICAL     ACQUISITION(A)   ADJUSTMENT       PROFORMA
                                            --------------   --------------   ----------      ----------
                                                 ASSETS

Current assets
  Cash and cash equivalents...............    $   13,084                      $  95,000 (B)   $   13,084
                                                                                (95,000)(B)
                                                                                416,000 (C)
                                                                                  4,000 (C)
                                                                               (420,000)(D)
                                                                                119,000 (E)
                                                                               (119,000)(E)
  Accounts receivable, net
     Trade................................        33,162        $ 39,593        (39,593)(D)       33,162
     Affiliates...........................        22,863          11,424        (11,424)(D)       22,863
  Other current assets....................           557          25,039        (14,730)(D)       10,866
                                              ----------        --------      ---------       ----------
          Total current assets............        69,666          76,056        (65,747)          79,975
Property, plant and equipment,
  net.....................................     1,103,427         776,153       (188,183)(D)    1,679,877
                                                                                (30,000)(D)
                                                                                 18,480 (D)
Investment in processing agreement........       119,981                                         119,981
Investment in unconsolidated affiliates...        34,442                                          34,442
Other noncurrent assets...................        29,754           1,108         (1,108)(D)       29,754
                                              ----------        --------      ---------       ----------
          Total assets....................    $1,357,270        $853,317      $(266,558)      $1,944,029
                                              ==========        ========      =========       ==========

                         EL PASO ENERGY PARTNERS, L.P.
                 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND
                     COMBINED BALANCE SHEET -- (CONTINUED)

                                               EL PASO
                                                ENERGY        EPN HOLDING
                                            PARTNERS, L.P.       ASSET
                                              HISTORICAL     ACQUISITION(A)   ADJUSTMENT       PROFORMA
                                            --------------   --------------   ----------      ----------

                                   LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
  Accounts payable
     Trade................................    $   14,987        $ 10,543      $ (10,543)(D)   $   14,987
     Affiliates...........................         9,918           4,016         (4,016)(D)        9,918
  Accrued interest........................         6,401                                           6,401
  Note payable to affiliate...............                                      119,000 (D)
                                                                               (119,000)(E)
  Current maturities of limited recourse
     term loan............................        19,000                        (19,000)(B)           --
  Other current liabilities...............         4,159          18,057         (2,107)(D)       20,109
                                              ----------        --------      ---------       ----------
          Total current liabilities.......        54,465          32,616        (35,666)          51,415
Revolving credit facility.................       300,000                         95,000 (B)      399,000
                                                                                  4,000 (C)
EPN Holding limited recourse facility.....                                      416,000 (C)      535,000
                                                                                119,000 (E)
Long-term debt............................       425,000                                         425,000
Limited recourse term loan, less current
  maturities..............................        76,000                        (76,000)(B)           --
Other noncurrent liabilities..............         1,079          76,091        (52,298)(D)       24,872
                                              ----------        --------      ---------       ----------
          Total liabilities...............       856,544         108,707        470,036        1,435,287
Commitments and contingencies
Minority interest.........................                           199                             199
Partners' capital.........................       500,726                          6,000 (D)      508,543
                                                                                  1,817 (D)
Owners' net investment....................                       744,411       (744,411)(D)
                                              ----------        --------      ---------       ----------
          Total liabilities and partners'
            capital.......................    $1,357,270        $853,317      $(266,558)      $1,944,029
                                              ==========        ========      =========       ==========

                         EL PASO ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                                                      PROFORMA                       PRO FORMA
                                                                      DEEPWATER       DEEPWATER                    TRANSPORTATION
                                       EL PASO         DEEPWATER      HOLDINGS,       HOLDINGS,      PROFORMA           AND
                                        ENERGY         HOLDINGS,        L.L.C.         L.L.C.          CHACO       FRACTIONATION
                                    PARTNERS, L.P.      L.L.C.       DIVESTITURES    ACQUISITION       PLANT           ASSET
                                      HISTORICAL     HISTORICAL(F)   ADJUSTMENTS     ADJUSTMENTS    ADJUSTMENTS     ADJUSTMENTS
                                    --------------   -------------   ------------    -----------    -----------    --------------
Operating revenues................     $202,231        $ 40,933        $(2,726)(G)     $    --        $20,299 (L)      $5,042 (N)
Operating expenses
  Cost of natural gas.............       51,542
  Operation and maintenance,
    net...........................       35,548          16,740           (658)(G)                      5,215 (L)       1,368 (N)
  Depreciation, depletion and
    amortization..................       38,649           8,899           (323)(G)         422 (H)      6,512 (L)         750 (N)
  Asset impairment charge.........        3,921
                                       --------        --------        -------         -------        -------          ------
                                        129,660          25,639           (981)            422         11,727           2,118
                                       --------        --------        -------         -------        -------          ------
Operating income (loss)...........       72,571          15,294         (1,745)           (422)         8,572           2,924
                                       --------        --------        -------         -------        -------          ------
Other income (loss)
  Earnings from unconsolidated
    affiliates....................        8,449                                          9,925 (I)
  Net (loss) gain on sale of
    assets........................      (11,367)        (21,453)        21,453 (G)
  Other income (loss).............       28,726              68
                                       --------        --------        -------         -------        -------          ------
                                         25,808         (21,385)        21,453           9,925             --              --
                                       --------        --------        -------         -------        -------          ------
Income (loss) before interest,
  income taxes and other
  charges.........................       98,379          (6,091)        19,708           9,503          8,572           2,924
  Interest and debt expense.......       43,130           5,936                         (5,936)(J)      7,072 (M)       1,702 (O)
                                                                                         4,988 (K)
  Minority interest...............          100
  Income tax benefit..............
                                       --------        --------        -------         -------        -------          ------
                                         43,230           5,936             --            (948)         7,072           1,702
                                       --------        --------        -------         -------        -------          ------
  Net income (loss)...............       55,149        $(12,027)       $19,708         $10,451        $ 1,500          $1,222
                                                       ========        =======         =======        =======          ======
  Net income allocated to general
    partner.......................       24,661
  Net income allocated to Series B
    unitholders...................       17,228
                                       --------
  Net income (loss) allocated to
    limited partners..............     $ 13,260
                                       ========
Basic and diluted net income
  (loss) per unit.................     $   0.38
                                       ========
Weighted average basic and diluted
  units outstanding...............       34,376
                                       ========


                                    OTHER GULF OF
                                       MEXICO                       EPN HOLDING
                                     DIVESTITURE       PRINCE          ASSET
                                     ADJUSTMENTS     EXCHANGE(Q)   ACQUISITION(A)   ADJUSTMENT    PROFORMA
                                    -------------    -----------   --------------   ----------    --------
Operating revenues................    $     --         $(8,825)       $350,412       $     --     $607,366
Operating expenses
  Cost of natural gas.............                          --         194,305                     245,847
  Operation and maintenance,
    net...........................                      (2,269)         66,615                     122,559
  Depreciation, depletion and
    amortization..................                      (2,988)         32,305         (2,236)(R)   82,452
                                                                                          462 (S)
  Asset impairment charge.........                                                                   3,921
                                      --------         -------        --------       --------     --------
                                            --          (5,257)        293,225         (1,774)     454,779
                                      --------         -------        --------       --------     --------
Operating income (loss)...........          --          (3,568)         57,187          1,774      152,587
                                      --------         -------        --------       --------     --------
Other income (loss)
  Earnings from unconsolidated
    affiliates....................                                                                  18,374
  Net (loss) gain on sale of
    assets........................      11,367 (P)
  Other income (loss).............     (25,504)(P)                      (5,026)                     (1,736)
                                      --------         -------        --------       --------     --------
                                       (14,137)             --          (5,026)            --       16,638
                                      --------         -------        --------       --------     --------
Income (loss) before interest,
  income taxes and other
  charges.........................     (14,137)         (3,568)         52,161          1,774      169,225
  Interest and debt expense.......                      (1,588)             --         23,701 (T)  82,470]
                                                                                        3,465 (U)
  Minority interest...............                                                                     100
  Income tax benefit..............                                         (24)                        (24)
                                      --------         -------        --------       --------     --------
                                            --          (1,588)            (24)        27,166       82,546
                                      --------         -------        --------       --------     --------
  Net income (loss)...............    $(14,137)        $(1,980)       $ 52,185       $(25,392)      86,679
                                      ========         =======        ========       ========
  Net income allocated to general
    partner.......................                                                                  24,976
  Net income allocated to Series B
    unitholders...................                                                                  17,228
                                                                                                  --------
  Net income (loss) allocated to
    limited partners..............                                                                $ 44,475
                                                                                                  ========
Basic and diluted net income
  (loss) per unit.................                                                                $   1.29
                                                                                                  ========
Weighted average basic and diluted
  units outstanding...............                                                                  34,535
                                                                                                  ========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

  EPN HOLDING ASSET ACQUISITION AND PRINCE EXCHANGE BALANCE SHEET ADJUSTMENTS

     A This column represents the audited historical combined balance sheet and statement of operations for the EPN Holding asset acquisition, which includes EPGT Texas, L.P., El Paso Gas Storage Company, El Paso Hub Services Company, and the El Paso Field Services gathering and processing businesses.

     B To record borrowings of $95 million under our revolving credit facility for use in repaying our limited recourse term loan associated with our Prince TLP.

     C To record borrowings of $416 million under the EPN Holding limited recourse credit facility and $4 million under our revolving credit facility related to the EPN Holding asset acquisition.

     D To record the EPN Holding asset acquisition. Our purchase price was $735 million consisting of: 1) a cash payment of $420 million, 2) an exchange of our Prince TLP and 9 percent overriding royalty interest with a fair value of $190 million, 3) issuance of $6 million in common units 4) the assumption of $119 million of short-term indebtedness payable to El Paso Corporation. We acquired all of the historical property, plant and equipment with the exception of approximately $30 million of communications equipment, the natural gas imbalance receivables and payables and the environmental liabilities on the combined balance sheet. We recorded an excess purchase price of $18 million related to the acquisition of these assets. In addition, we recognized a gain of $1.8 million on the Prince exchange.

     E To record borrowings of $119 million under EPN Holding's limited recourse credit facility related to the repayment of our assumed short-term debt with El Paso Corporation described in footnote D above.

  DEEPWATER HOLDINGS TRANSACTION

     F This column represents the historical Deepwater Holdings, L.L.C. consolidated statement of operations.

     G To eliminate the results of operations of Stingray, UTOS and the West Cameron Dehydration facility, our associated equity earnings from these assets, and the effect of the non-recurring loss related to the sales of these assets. These assets were sold pursuant to a Federal Trade Commission order related to El Paso Corporation.

     H To record depreciation expense associated with the allocation of the excess purchase price assigned to Deepwater Holdings' property, plant and equipment relating to our acquisition of the additional interest in Deepwater Holdings. Such property, plant and equipment will be depreciated on a straight line basis over the remaining useful lives of the assets which approximate 30 years.

     I To eliminate our equity loss (earnings) in Deepwater Holdings prior to our acquisition of the remaining 50 percent interest in Deepwater Holdings.

     J To record the elimination of the historical interest expense related to Deepwater Holdings' credit facility which was repaid and terminated.

     K To record the increase in interest expense due to additional borrowings of $140.0 million under our revolving credit facility to fund the acquisition of El Paso Corporation's 50% interest in Deepwater Holdings and to repay Deepwater Holdings' credit facility. The amount was calculated based on the interest rate on our revolving credit facility at September 30, 2001, which was approximately 4.50%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.2 million.

 CHACO PLANT TRANSACTION

     L To record the results of operations of the Chaco plant. In connection with the acquisition of this asset, we secured a fixed rate processing agreement from El Paso Field Services, an affiliate of our general partner, to process natural gas for the next twenty years. Our pro forma processing revenues are based on the contract

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
         CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

price assuming historical daily volumes for the respective period. Also, we expect to incur annual operating expenses related to the Chaco plant of approximately $7.0 million per year. Our depreciation and amortization estimate is based on the total cost of the plant of $77 million assuming a remaining life of 30 years and the processing agreement of $121.5 million assuming a remaining 20 year life.

     M To record the increase in interest expense due to additional borrowings under our revolving credit facility to fund the acquisition of the Chaco plant for $198.5 million. The amount was calculated based on the interest rate on our revolving credit facility at September 30, 2001, which was approximately 4.50%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.3 million.

 T&F ASSET TRANSACTION

     N To record the results of operations of the transportation and fractionation assets acquired.

     O To record the increase in interest expense related to our additional borrowings under our revolving credit facility to fund the acquisition of the NGL transportation and fractionation assets for $133 million. This amount was calculated based on the interest rate on our revolving credit facility at March 31, 2001, which was approximately 7.68%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.2 million.

 OTHER GULF OF MEXICO ASSET DIVESTITURE TRANSACTIONS

     P To eliminate the results of operations of Nautilus, Manta Ray Offshore, Nemo, Green Canyon and Tarpon and the effect of the non-recurring items, related to the losses on the sales of these assets and the $25.5 million additional consideration received from El Paso Corporation. These assets were sold pursuant to a Federal Trade Commission order related to El Paso Corporation.

 EPN HOLDING ASSET ACQUISITION AND PRINCE EXCHANGE INCOME STATEMENT

     Q To eliminate the results of operations of our Prince TLP and our approximate 9 percent overriding royalty interest in the Prince Field. These assets were exchanged as part of our consideration paid to El Paso Corporation for our EPN Holding asset acquisition.

     R To record reduction in depreciation expense related to the communications assets not included in our Midstream Asset Acquisition.

     S To record additional depreciation expense resulting from increased basis of $18.4 million to property, plant and equipment relating to our EPN Holding asset acquisition. Such property, plant and equipment will be depreciated on a straight line basis over the remaining useful lives of the assets which approximates 40 years.

     T To record the increase in interest expense related to our additional borrowings of $535 million under the EPN Holding limited recourse credit facility to fund the EPN Holding asset acquisition. This amount was calculated based on the interest rate on the EPN Holding limited recourse credit facility at March 31, 2002, which was approximately 4.43%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.7 million.

     U To record the increase in interest expense related to our additional borrowings of $99 million under our revolving credit facility for use in repaying our limited recourse term loan of $95 million and our EPN Holding asset acquisition of $4 million. This amount was calculated based on the interest rate on our revolving credit facility at March 31, 2002, which was approximately 3.50%. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.1 million.

     (c) Other Financial Statements

     In addition, we are filing a one year audited balance sheet of El Paso Energy Partners Company, the general partner of El Paso Energy Partners, L.P., as of December 31, 2001, and a two year audited balance sheet of El Paso Energy Partners Finance Corporation, the financial subsidiary of El Paso Energy Partners, as of December 31, 2001 and 2000, in connection with anticipated security offering pursuant to our Registration Statements on Form S-3 (No. 333-85987 and 333-81772).

                        EL PASO ENERGY PARTNERS COMPANY

                           CONSOLIDATED BALANCE SHEET

                     WITH REPORT OF INDEPENDENT ACCOUNTANTS
                               DECEMBER 31, 2001

                        EL PASO ENERGY PARTNERS COMPANY
                            (A DELAWARE CORPORATION)

                           CONSOLIDATED BALANCE SHEET
                          (IN THOUSANDS EXCEPT SHARES)

                                                              DECEMBER 31, 2001
                                                              -----------------
                                    ASSETS

Current assets
  Cash and cash equivalents.................................      $     36
  Note receivable from affiliate............................        13,781
  Interest receivable from affiliate........................           743
                                                                  --------
          Total current assets..............................        14,560
Investment in unconsolidated affiliate......................       343,530
Goodwill, net of accumulated amortization of $18,231........       195,207
                                                                  --------
          Total assets......................................      $553,297
                                                                  ========

                     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accrued federal income tax................................      $ 11,154
  Other current liabilities.................................            81
                                                                  --------
          Total current liabilities.........................        11,235
Deferred tax liability......................................       142,847
Other noncurrent liabilities................................         2,858
                                                                  --------
          Total liabilities.................................       156,940
Commitments and contingencies
Stockholder's equity
  Common stock, $0.10 par value, 1,000 shares authorized,
     issued and outstanding.................................            --
  Additional paid-in capital................................       210,988
  Retained earnings.........................................       185,626
  Accumulated other comprehensive loss......................          (257)
                                                                  --------
          Total liabilities and stockholder's equity........      $553,297
                                                                  ========

                            See accompanying notes.

                        EL PASO ENERGY PARTNERS COMPANY

                      NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 1 -- ORGANIZATION

     We are a Delaware corporation formed in 1989 and are a wholly owned indirect subsidiary of El Paso Corporation. We are the general partner with a one percent general partner interest, and own (directly and indirectly) approximately 20 percent of the outstanding common units, of El Paso Energy Partners, L.P. (the Partnership), a publicly held Delaware master limited partnership. The Partnership provides gathering, transportation, processing, fractionation, storage and other related activities for producers of natural gas, natural gas liquids(NGL) and oil. The Partnership owns or has interests in natural gas and oil pipeline systems, offshore platforms, natural gas storage facilities, producing oil and natural gas properties, NGL storage facilities, gathering and transportation pipelines, NGL fractionation plants and a natural gas processing plant.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     Our consolidated financial statement is prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States and includes the accounts of our wholly owned subsidiary after the elimination of all significant intercompany balances and transactions.

  CASH AND CASH EQUIVALENTS

     We consider short-term investments with little risk of change in value because of changes in interest rates and purchased with an original maturity of less than three months to be cash equivalents.

  AFFILIATED RECEIVABLES AND PAYABLES

     El Paso Corporation collects cash and makes disbursements on our behalf as part of our operating activities. Additionally, El Paso Corporation may make advances to us for purposes of our capital investment. At December 31, 2001, we had notes and interest receivable from affiliates of approximately $14.5 million.

  INVESTMENT IN UNCONSOLIDATED AFFILIATE

     We account for our investment in companies where we have the ability to exert significant influence over, but not control over operating and financial policies, using the equity method. Any difference between the carrying amount of the investment and the underlying equity in net assets of the investee is amortized on a straight-line basis over the estimated lives of the underlying net assets of the respective investee.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     As of December 31, 2001, our carrying amounts of cash and cash equivalents, receivables and payables approximate fair value because of the short-term nature of these instruments.

  GOODWILL

     Our goodwill is a result of the application of push-down accounting as a result of our acquisition by an affiliate of El Paso Corporation. We amortize goodwill using the straight-line method over a period of approximately 40 years. We evaluate impairment of goodwill in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Under this methodology, when an event occurs to suggest that impairment may have occurred, we evaluate the undiscounted net cash flows of the underlying asset or entity. If these cash flows are not sufficient to recover the value of the underlying asset or entity plus the goodwill amount, these cash flows are discounted at a risk-adjusted rate with any difference recorded as a charge to our income statement. With the adoption of SFAS

                        EL PASO ENERGY PARTNERS COMPANY

No. 142 effective January 1, 2002, we will no longer amortize this goodwill but will test for impairment on a regular basis.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions that affect the amounts we reported as assets and liabilities and our disclosures in these financial statements. While we believe our estimates are appropriate, actual results can, and often do, differ from those estimates.

  INCOME TAXES

     We report current income taxes based on our taxable income along with a provision for deferred income taxes. Deferred income taxes reflect the estimated future tax consequences of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year-end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based upon our estimates, it is more likely than not that a portion of those assets will not be realized in the future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

     Beginning August 14, 1998, as a result of El Paso Corporation's indirect acquisition of us, our results are included in the consolidated federal income tax return of El Paso Corporation.

     El Paso Corporation maintains a tax sharing policy for companies included in its consolidated federal income tax return which provides, among other things, that (i) each company in a taxable income position will be currently charged with an amount equivalent to its federal income tax computed on a separate return basis, and (ii) each company in a tax loss position will be reimbursed currently to the extent its deductions, including general business credits, were utilized in the consolidated return. Under the policy, El Paso Corporation pays all federal income taxes directly to the IRS and bills or refunds its subsidiaries for their portion of these income tax payments.

  ACCOUNTING FOR PRICE RISK MANAGEMENT ACTIVITIES

     We have adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities beginning January 1, 2001, which requires us to measure all derivative instruments at their fair value, and classify them as either assets or liabilities on our balance sheet, with a corresponding offset to income or other comprehensive income depending on their designation, their intended use, or their ability to qualify as hedges under the standard. Since we did not have any derivative instruments in place at January 1, 2001, we have determined that there is no impact on us on the implementation date. During 2001, the Partnership entered into cash flow hedging activities and our share of the unrealized gains (losses) of the hedging instruments are reflected as an increase (decrease) in investment in unconsolidated affiliate and accumulated other comprehensive income (loss) on our balance sheet.

  RECENT PRONOUNCEMENTS

  New Accounting Policies Issued But Not Yet Adopted

     Business Combinations. In July 2001, the FASB issued SFAS No. 141, Business Combinations. This Statement requires that all transactions that fit the definition of a business combination be accounted for using the purchase method and prohibits the use of the pooling of interests method for all business combinations initiated after June 30, 2001. This Statement also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off at the acquisition

                        EL PASO ENERGY PARTNERS COMPANY
date as an extraordinary item. The accounting for any business combinations we undertake in the future will be impacted by this standard. The Statement also requires, upon adoption, that we write off to income any negative goodwill recognized on business combinations for which the acquisition date was before July 1, 2001, as the effect of a change in accounting principle. We do not expect the provisions of this pronouncement will have a material effect on our financial statements.

     Goodwill and Other Intangible Assets. In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This Statement requires that goodwill no longer be amortized but periodically tested for impairment at least on an annual basis. An intangible asset with an indefinite useful life can no longer be amortized until its useful life becomes determinable. This Statement has various effective dates, the most significant of which is January 1, 2002. Upon adoption of this Statement on January 1, 2002, we will no longer recognize annual amortization expense of approximately $6.2 million on goodwill and indefinite-lived intangible assets. We do not expect the impairment provisions of this pronouncement will have a material effect on our financial statements.

     Accounting for Asset Retirement Obligations. In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement requires companies to record a liability relating to the retirement and removal of assets used in their business. The liability is discounted to its present value, and the related asset value is increased by the amount of the resulting liability. Over the life of the asset, the liability will be accreted to its future value and eventually extinguished when the asset is taken out of service. The provisions of this Statement are effective for fiscal years beginning after June 15, 2002. We are currently evaluating the effects of this pronouncement.

     Accounting for the Impairment or Disposal of Long-Lived Assets. In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The standard also expanded the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. The provisions of this Statement will impact any asset dispositions we make after January 1, 2002.

NOTE 3 -- INVESTMENT IN UNCONSOLIDATED AFFILIATE

     We hold an unconsolidated investment in the Partnership, which is accounted for using the equity method of accounting. Additional income is allocated by the Partnership to us as a result of the Partnership achieving certain target levels of cash distributions to its unitholders. The Partnership distributes 100 percent of available cash, as defined in the Partnership Agreement, on a quarterly basis to the unitholders of the Partnership and to us. During distribution periods, these distributions are effectively made 99 percent to unitholders and one percent to us, subject to the payment of incentive distributions to us if certain target levels of cash distributions to unitholders are achieved. Incentive distributions to us increase to 14 percent, 24 percent and 49 percent based on incremental distribution thresholds. Since 1998, quarterly distributions to common unitholders have been in excess of the highest incentive threshold of $0.425 per unit, and as a result, we have received 49 percent of the incremental amount. For the year ended December 31, 2001, we received $25.5 million related to incentive distributions and our one percent of the Partnership's income distribution. In addition, we received $15.5 million related to our ownership of common units.

     As of December 31, 2001, the Partnership had 39,738,974 common units outstanding. The public owns common units totaling 29,308,140, representing an approximately 74 percent limited partner interest in the Partnership. We own 7,768,964 common units, representing an approximately 20 percent limited partner interest, and our one percent general partner interest. In addition, El Paso Corporation indirectly owns

                        EL PASO ENERGY PARTNERS COMPANY

2,661,870 common units representing an approximately 6 percent limited partner interest and 125,392 Series B preference units with a liquidation value of approximately $143 million.

     On May 1, 2001, we sold our approximate one percent non-managing interest owned in twelve of the Partnership's subsidiaries for $8 million. We recognized a net gain of approximately $11 million from the sale of our non-managing interest. As a result of this disposition, we no longer own a direct interest in the Partnership's subsidiaries.

     We contributed approximately $2.8 million to the Partnership in order to satisfy our one percent contribution requirement as a result of the Partnership's common unit offerings in March 2001 and October 2001. In addition, we purchased 1,477,070 common units during the Partnership's October 2001 common unit offering for approximately $57.6 million.

     As of December 31, 2001, the carrying amount of our investment in unconsolidated affiliate exceeded the underlying equity in net assets by approximately $270 million. This difference is being amortized on a straight-line basis over the estimated useful life of the underlying net assets of the investee. With the adoption of SFAS No. 142 effective January 1, 2002, we will no longer amortize $98 million of this excess purchase amount but will test this amount for impairment on a regular basis.

     The summarized financial information for our investment in the Partnership is as follows:

                         EL PASO ENERGY PARTNERS, L.P.

                     SUMMARIZED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2001
                                 (IN THOUSANDS)

Current assets..............................................  $   69,666
Noncurrent assets...........................................   1,287,604
Current liabilities.........................................      54,465
Long-term debt..............................................     801,000
Other noncurrent liabilities................................       1,079
Partners' capital...........................................     500,726

NOTE 4 -- INCOME TAXES

     After August 14, 1998, we are included in the consolidated federal income tax return filed by El Paso Corporation. El Paso Corporation's tax sharing policy provides for the manner of determining payments with respect to federal income tax liabilities (see Note 2).

     Our deferred income tax liabilities (assets) at December 31, 2001 consisted of the following (in thousands):

Deferred tax liabilities:
  Investment in unconsolidated affiliate....................   $143,519
  Other.....................................................         12
                                                               --------
          Total deferred tax liability......................    143,531
Deferred tax assets:
  Net operating loss (NOL) carryforwards....................       (684)
                                                               --------
Net deferred tax liability..................................   $142,847
                                                               ========

                        EL PASO ENERGY PARTNERS COMPANY

     As of December 31, 2001, approximately $2.0 million of NOL carryforwards, which expire in 2017, were available to offset future tax liabilities.

     Current amounts due to El Paso Corporation for the intercompany charge for federal income taxes totaled approximately $11.2 million as of December 31, 2001.

NOTE 5 -- RELATED PARTY TRANSACTIONS

     Substantially all of the individuals who perform the day-to-day financial, administrative, accounting and operational functions for us and the Partnership as well as those who are responsible for directing and managing us and the Partnership are currently employed by El Paso Corporation. Under a general and administrative services agreement (G&A agreement) between subsidiaries of El Paso Corporation and us, a management fee of approximately $775,000 per month is charged to us which is intended to approximate the amount of resources allocated by El Paso Corporation and its affiliates in providing various operational, financial, accounting and administrative services on behalf of the Partnership and us. Under the terms of the partnership agreement, we are entitled to reimbursement by the Partnership of all reasonable general and administrative expenses and other reasonable expenses incurred by us and our affiliates for, or on our behalf, including, but not limited to, amounts payable by us to El Paso Corporation under the G&A agreement. In April 2002, in connection with the EPN Holding acquisition, we extended our G&A agreement to December 31, 2005, and may thereafter be terminated on 90 days' notice by either party. In addition, the management fee was increased to approximately $1.6 million per month. At December 31, 2001, there were no affiliated receivables from the Partnership and no affiliated payables to El Paso Corporation or its affiliates outstanding under this agreement.

     Of the $25.5 million of distributions we received from the Partnership for the year ended December 31, 2001, we invested $7.1 million in a note receivable from El Paso Corporation, secured by the general credit of El Paso Corporation. The notes had an interest rate of approximately 4.92% per annum at December 31, 2001 and mature on demand.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, we are subject to various laws and regulations. In our opinion, compliance with existing laws and regulations will not materially affect our financial position, results of operations, or cash flows. Various legal actions which have arisen in the ordinary course of business are pending with respect to our assets. We believe that the ultimate disposition of these actions, either individually or in the aggregate, will not have a material adverse effect on our financial position.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of El Paso Energy Partners Company:

     In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of El Paso Energy Partners Company (the "Company") and its subsidiary at December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Houston, Texas
April 18, 2002

                  EL PASO ENERGY PARTNERS FINANCE CORPORATION

                                 BALANCE SHEETS

                     WITH REPORT OF INDEPENDENT ACCOUNTANTS
                           DECEMBER 31, 2001 AND 2000

                  EL PASO ENERGY PARTNERS FINANCE CORPORATION
          (A WHOLLY OWNED SUBSIDIARY OF EL PASO ENERGY PARTNERS, L.P.)

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                  2001        2000
                                                              ------------   -------
                                       ASSETS

          Total assets......................................    $    --      $    --
                                                                =======      =======
                                STOCKHOLDER'S EQUITY


Common stock, $1.00 par value, 1,000 shares authorized,
  issued and outstanding....................................    $ 1,000      $ 1,000
Contribution receivable from parent.........................     (1,000)      (1,000)
                                                                -------      -------
          Total stockholder's equity........................    $    --      $    --
                                                                =======      =======

                             See accompanying note.

                  EL PASO ENERGY PARTNERS FINANCE CORPORATION
          (A WHOLLY OWNED SUBSIDIARY OF EL PASO ENERGY PARTNERS, L.P.)

                             NOTE TO BALANCE SHEETS

NOTE 1 -- ORGANIZATION

     El Paso Energy Partners Finance Corporation, a Delaware corporation and wholly owned subsidiary of El Paso Energy Partners, L.P., was formed on April 30, 1999 for the sole purpose of co-issuing debt securities with El Paso Energy Partners, L.P. (the Partnership), a publicly held Delaware master limited partnership. The Partnership provides gathering, transportation, processing, fractionation, storage and other related activities for producers of natural gas, natural gas liquids and oil. The Partnership owns or has interests in natural gas and oil pipeline systems, offshore platforms, natural gas storage facilities, producing oil and natural gas properties, natural gas liquids gathering and transportation pipelines, fractionation plants and a natural gas processing plant.

     Our contribution receivable was generated from the initial capitalization of us. We have not conducted any operations and all activities have related to the co-issuance of the Partnership's senior subordinated notes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of El Paso Energy Partners Finance Corporation:

     In our opinion, the accompanying balance sheets present fairly, in all material respects, the financial position of El Paso Energy Partners Finance Corporation (the "Company") at December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Houston, Texas
April 15, 2002

                         EL PASO ENERGY PARTNERS, L.P.
                                  EXHIBIT LIST

     Each exhibit identified below is filed as part of this report.

EXHIBIT NUMBER                                DESCRIPTION
--------------                                -----------
     10.A             General and Administrative Services Agreement by and between
                      DeepTech International Inc., El Paso Energy Partners
                      Company, and El Paso Field Services, L.P., dated as of April
                      8, 2002
     10.N             Purchase, Sale and Merger Agreement by and between El Paso
                      Tennessee Pipeline Co. and El Paso Energy Partners, L.P.,
                      dated as of April 1, 2002
     10.O             Contribution Agreement by and between El Paso Field Services
                      Holding Company and El Paso Energy Partners, L.P., dated as of April 1, 2002
     10.P             Purchase and Sale Agreement by and between El Paso Energy
                      Partners, L.P. and El Paso Production GOM Inc. dated as of
                      April 1, 2002
     10.Q             Credit Agreement among EPN Holding Company, L.P., the
                      Lenders party thereto, Banc One Capital Markets, Inc. and
                      Wachovia Bank, N.A., as Co-Syndication Agents, Fleet
                      National Bank and Fortis Capital Corp., as Co-Documentation
                      Agents, and JPMorgan Chase Bank, as Administrative Agent,
                      dated as of April 8, 2002

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                EL PASO ENERGY PARTNERS, L.P.

                                                By: EL PASO ENERGY PARTNERS COMPANY,
                                                    its General Partner


Date: April 22, 2002                                           By: /s/ D. MARK LELAND
                                                  -------------------------------------------------
                                                                   D. Mark Leland
                                                        Senior Vice President and Controller
                                                           (Principal Accounting Officer)

                               INDEX TO EXHIBITS

EXHIBIT NUMBER                                DESCRIPTION
--------------                                -----------
     10.A             General and Administrative Services Agreement by and between
                      DeepTech International Inc., El Paso Energy Partners
                      Company, and El Paso Field Services, L.P., dated as of April
                      8, 2002
     10.N             Purchase, Sale and Merger Agreement by and between El Paso
                      Tennessee Pipeline Co. and El Paso Energy Partners, L.P.,
                      dated as of April 1, 2002
     10.O             Contribution Agreement by and between El Paso Field Services
                      Holding Company and El Paso Energy Partners, L.P., dated as of April 1, 2002
     10.P             Purchase and Sale Agreement by and between El Paso Energy
                      Partners, L.P. and El Paso Production GOM Inc. dated as of
                      April 1, 2002
     10.Q             Credit Agreement among EPN Holding Company, L.P., the
                      Lenders party thereto, Banc One Capital Markets, Inc. and
                      Wachovia Bank, N.A., as Co-Syndication Agents, Fleet
                      National Bank and Fortis Capital Corp., as Co-Documentation
                      Agents, and JPMorgan Chase Bank, as Administrative Agent,
                      dated as of April 8, 2002